Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com 713-350-6000
MSC Income Fund Announces Final Results of Dutch Auction Tender Offer

HOUSTON – September 27, 2023 – MSC Income Fund, Inc. (the “Company”) and Main Street Capital Corporation (“Main Street”, and, together with the Company, the “Purchasers”) today announced the final results of their modified “Dutch Auction” tender offer (the “Tender Offer”) for an aggregate purchase price of up to $3.50 million of the Company’s shares of common stock (the “Shares”), which expired at 5:00 PM, Central Time, on September 20, 2023. The Tender Offer was a simultaneous combined offer by the Company to purchase up to $2.75 million in aggregate amount of Shares and by Main Street to purchase up to $0.75 million in aggregate amount of Shares.
Pursuant to the Tender Offer, the Company accepted 432,920 Shares for purchase at a price of $6.50 per Share (the “Clearing Price”), for an aggregate cost of approximately $2.81 million and Main Street accepted 115,385 Shares at the Clearing Price for an aggregate cost of approximately $0.75 million. Together, the Company and Main Street purchased 548,305 Shares at the Clearing Price at a total cost of approximately $3.56 million, excluding fees and expenses relating to the Tender Offer.
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), the Purchasers had the option to increase the number of Shares accepted for payment in the Tender Offer by up to 2.0% of the outstanding Shares without amending or extending the Tender Offer. The Company exercised that option and increased the amount of Shares purchased by the Company in the Tender Offer by $0.06 million to avoid any proration for the stockholders tendering Shares. These Shares are included in the total Shares accepted for purchase noted above.
Upon settlement of the Tender Offer, the Company will have approximately 80,013,948 Shares of common stock outstanding.

IMPORTANT NOTICE
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. Each Purchaser expects to use available cash to purchase Shares in the Tender Offer and to pay for its pro rata portion of the fees and expenses incurred in executing the Tender Offer. The full details of the Tender Offer are included in the Offer to Purchase, dated August 16, 2023, the related Letter of Transmittal and the other documents related to the Tender Offer (collectively, the “Tender Materials”), which the Purchasers have filed with the Securities and Exchange Commission (the “SEC”) and has disseminated to stockholders.

ABOUT MSC INCOME FUND, INC.
MSC Income Fund, Inc. is a principal investment firm primarily focused on providing debt capital to middle market companies and customized debt and equity financing to lower middle market companies. The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million. The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market companies.

For general inquiries regarding the Company, please contact:
MSC Adviser I, LLC
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO & COO, jmorris@mainstcapital.com
713-350-6000

For inquiries regarding a specific account or holdings therein, please contact:
Hines Securities Investor Relations
888-220-6121

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to statements relating to the settlement of the Tender Offer. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.
# # #